UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 17, 2016 (February 11, 2016)
_________

GENCO SHIPPING & TRADING LIMITED
(Exact Name of Registrant as Specified in Charter)

Republic of the Marshall Islands	001-33393	98-043-9758
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

299 Park Avenue 12th Floor (Address of Principal Executive Offices)	10171 (Zip Code)

Registrant’s telephone number, including area code:  (646) 443-8550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2016, Ian R. Ashby informed Genco Shipping & Trading Limited (“Genco” or the “Company”) of his decision to resign from its Board of Directors (the “Board”). His resignation was effective February 17, 2016.  Mr. Ashby indicated that his departure did not reflect any disagreement with the Company.

Also on February 11, 2016, Michael J. Leffell informed the Company of his decision to resign from the Board.  His resignation was effective February 17, 2016.  Mr. Leffell indicated that his departure did not reflect any disagreement with the Company.

On February 17, 2016, on the recommendation of its Nominating, Corporate Governance, and Conflicts Committee (the “Nominating Committee”), the Board appointed Peter Kirchof to succeed Mr. Ashby as a Class I director and Arthur L. Regan to succeed Mr. Leffell as a Class II director on the Board and a member of the Audit Committee. The terms of Messrs. Kirchof and Regan expire at the Company’s 2016 Annual Meeting of Shareholders.  Messrs. Kirchof and Regan are eligible for equity awards under the Company’s 2015 Equity Incentive Plan.

Mr. Kirchof, age 53, has been a Managing Director of global investment firm Strategic Value Partners, or SVP, since 2015.  SVP and its affiliates beneficially own a significant percentage of the Company’s common stock.  From 2014 to 2015, he was a Managing Director at merchant bank Gregory and Hoenemeyer, Inc.   Prior to that, Mr. Kirchof spent ten years at Cerberus Capital Management as the senior operating executive leading teams responsible for value creation in the firm’s portfolio companies across all operating divisions. Earlier in his career, he had a series of senior management roles in finance, marketing, strategy and operating groups at PepsiCo and Nestle. Mr. Kirchof began his career at ABN AMRO Capital Markets as a corporate officer in Chicago. He received his Bachelor of Science degree in Finance and Accounting from Miami University in Oxford, Ohio.  As a result of these and other professional experiences, Genco believes Mr. Kirchof possesses knowledge and experience regarding general business, finance, and strategic planning that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Kirchof’s relationship with SVP, Genco believes he will provide the Board with the perspective of a significant stockholder.

Mr. Regan, age 53, is currently an Operating Partner with Apollo Investment Consulting LLC. Since 2010, Mr. Regan has been the President, Chief Executive Officer and a Director of Principal Maritime Management, LLC, a wholly owned portfolio company of Apollo Global Management, LLC, or Apollo, which has directly managed and advised Apollo on investments across the shipping industry.  Affiliates of Apollo beneficially own a significant percentage of the Company’s common stock.  From 2010 to 2015, Mr. Regan was President, Chief Executive Officer, and a Director of Veritable Maritime Holdings LLC, an international shipowning entity funded principally by affiliates of Apollo.  Mr. Regan has more than 30 years of experience in the shipping industry in executive roles, including as President and Chief Executive Officer of Arlington Tankers Ltd. from 2004 to 2008, which was listed on the New York Stock Exchange. Mr. Regan is a graduate of the State University of New York Maritime College at Fort Schuyler with a Bachelor of Science degree in Marine Transportation and Management. Mr. Regan began his shipping career sailing as an officer on merchant tankers and dry bulk vessels for over ten years, completing his sea service as Master Mariner. He is currently a Member of the North American Panel Committee of the Classification Society DNV-GL.  As a result of these and other professional experiences, Genco believes Mr. Regan possesses knowledge and experience regarding general business, finance, and the shipping industry that strengthen the Board’s collective qualifications, skills and experience.  Furthermore, given Mr. Regan’s relationship with Apollo, Genco believes he will provide the Board with the perspective of a significant stockholder.

Neither Mr. Kirchof nor Mr. Regan has been a party to any transaction with the Company that would require disclosure under Item 404(a) of Securities and Exchange Commission Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Genco Shipping & Trading Limited has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENCO SHIPPING & TRADING LIMITED

DATE: February 17, 2016

/s/ John C. Wobensmith
John C. Wobensmith
President